Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-288278

Prospectus Supplement No. 1

(To Prospectus dated November 21, 2025)

The Generation Essentials Group

16,220,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS, 57,401,944
CLASS A ORDINARY SHARES AND 11,120,000 WARRANTS OF

 THE GENERATION ESSENTIALS GROUP

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 21, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-288278), as amended and supplemented, including by Post-Effective Amendment No. 1 thereto, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on November 26, 2025. The Prospectus relates to (i) the issuance by The Generation Essentials Group of up to 16,220,000 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 57,401,944 Ordinary Shares (including 11,120,000 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 11,120,000 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on the New York Stock Exchange, or NYSE, under the trading symbol “TGE”. Our Warrants are listed on NYSE American LLC, or NYSE American, under the trading symbol “TGE WS”. On December 2, 2025, the closing price of our Ordinary Shares on NYSE was $1.09 per share, and the closing price of our Warrants on NYSE American was $0.1953 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 3, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42686

The Generation Essentials Group

(Translation of registrant’s name into English)

66 rue Jean-Jacques Rousseau

75001 Paris

France

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒            Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release – AMTD Digital’s Subsidiary TGE Plans London Stock Exchange’s Secondary Listing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The Generation Essentials Group

By:	/s/ Feridun Hamdullahpur
Name:	Dr. Feridun Hamdullahpur
Title:	Director

Date: November 26, 2025

Exhibit 99.1

AMTD Digital’s Subsidiary TGE Plans London Stock Exchange’s Secondary Listing

Nov 24, 2025, 09:52 ET

PARIS and NEW YORK and SINGAPORE, Nov. 24, 2025 /PRNewswire/ -- The Generation Essentials Group (“TGE” or the “Company”, NYSE: TGE) announces that it plans to pursue a secondary listing on the London Stock Exchange plc (“LSE”).

Pursuant to this proposed listing, subject to regulatory procedures upon applications being made, Class A Ordinary Shares of TGE will be admitted to trading on the Main Market for listed securities of the LSE.

The proposed listing on the LSE is intended to benefit TGE’s geographically diverse shareholder base, increase share trading liquidity, and further establish its profile in a key growth market. TGE believes that a London listing aligns with its business presence and strategy across UK and Europe, as well as internationally, reinforcing its commitment to these regions, and will complement its existing listing on the New York Stock Exchange.

This announcement does not constitute an offer or invitation to any person to subscribe for or purchase any securities in any jurisdiction.

TGE will provide further updates as appropriate and upon further progress and developments in accordance applicable disclosure rules.

About The Generation Essentials Group

The Generation Essentials Group (NYSE: TGE), jointly established by AMTD Group, AMTD IDEA Group (NYSE: AMTD; SGX: HKB) and AMTD Digital Inc. (NYSE: HKD), is headquartered in France and focuses on global strategies and developments in multi-media, entertainment, and cultural affairs worldwide as well as hospitality and VIP services. TGE comprises L’Officiel, The Art Newspaper, movie and entertainment projects. Collectively, TGE is a diversified portfolio of media and entertainment businesses, and a global portfolio of premium properties.

Safe Harbor Statement

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “likely to,” and similar statements. Statements that are not historical facts, including statements about the beliefs, plans, and expectations of AMTD IDEA Group and/or AMTD Digital, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Further information regarding these and other risks is included in the filings of AMTD IDEA Group, AMTD Digital and The Generation Essentials Group with the SEC. All information provided in this press release is as of the date of this press release, and none of AMTD IDEA Group, AMTD Digital and The Generation Essentials Group undertakes any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

For The Generation Essentials Group:
IR Office
The Generation Essentials Group
EMAIL: tge@amtd.world